Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE OF CLAIMS
This Separation Agreement and Release of Claims (this “Agreement”) is entered into effective as of this 9th day of January, 2017 (the “Effective Date”), by and between Robert D. Davis (“Executive”) and Rent-A-Center, Inc., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, Executive is employed by the Company as its Chief Executive Officer;
WHEREAS, in connection with Executive’s and the Company’s mutual decision for Executive to separate from his employment with the Company, Executive and the Company desire to enter into this Agreement with respect to their respective rights and obligations in connection with such separation from employment, including under the Executive Transition Agreement by and between Executive and the Company dated September 4, 2013 (the “Executive Transition Agreement”); and
WHEREAS, Executive and the Company wish to compromise and fully and finally settle any and all claims and potential claims of any type between them, including but not limited to any claims for compensation or benefits under the Executive Transition Agreement and any other plans, agreements, or understandings related to Executive’s compensation for services performed for the Company during the period of his employment, and under any contract, plan, policy, practice, or arrangement, past or present, of the Company and any of its subsidiaries and affiliates.
NOW, THEREFORE, Executive and the Company (who are sometimes individually referred to as a “party” and collectively referred to as the “parties”), intending to be legally bound, and in consideration of the mutual covenants and other good and valuable consideration set forth herein below, do hereby agree as follows:
AGREEMENT

1.Termination of Employment. Executive agrees that his employment with the Company will terminate effective as of the close of business on the Effective Date (the “Effective Time”). At the Effective Time, Executive will cease to be employed in any capacity by, and will no longer hold any position with, any of the Company and each and every subsidiary or other affiliated entity of the Company. Executive agrees to execute promptly upon request by the Company any additional documents requested by the Company to effectuate or further evidence the provisions of this paragraph 1.
2.Resignation as Chief Executive Officer and Member of the Board of Directors. At the Effective Time, Executive hereby resigns (a) his positions as Chief Executive Officer of the Company, and all other offices Executive holds as of the Effective Date with the Company, its subsidiaries and affiliates, and (b) as a member of the Board of Directors of the Company and every committee thereof (as well as of the board of directors or comparable body of every subsidiary or other affiliated entity of the Company and every committee thereof). Executive agrees to execute promptly upon request by the Company any additional documents requested by the Company to effectuate or further evidence the provisions of this paragraph 2.
3.Separation Pay and Benefits. In consideration of, subject to and conditioned on (a) Executive’s execution of this Agreement and compliance with its terms and conditions, and (b) Executive’s execution on or within twenty-one (21) days following the Effective Date and non-revocation thereof of the Waiver and Release of Claims set forth in Exhibit A (the “Release”, and the first date on which the Release is executed and delivered with all periods for revocation thereof expired the “Release Effective Date”), Executive will be entitled to receive the severance benefits described in this paragraph 3 and paragraph 4 (subject to the terms and conditions set forth in this Agreement).

(a)The Company will pay to Executive severance pay (“Cash Severance”) in the total amount of $1,835,000, less all required tax withholdings and other authorized deductions, in one hundred four (104) equal weekly installments. The first installment will be paid in connection with the Company’s next regularly scheduled payroll payment date following the Release Effective Date, and the remaining one hundred three (103) installments will be paid thereafter in accordance with the Company’s regular payroll payment policies. The reimbursements provided for in this paragraph 3(a) are in full satisfaction of the Company’s obligations under Section 3(a)(iii) of the Executive Transition Agreement.
(b)If Executive timely elects continued group medical and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse Executive for the COBRA premium payments for himself and his eligible dependents under the Company’s group medical and dental plans, less applicable withholdings, for the period of twenty-four (24) months following the Effective Date. The reimbursements provided for in this paragraph 3(b) are in full satisfaction of the Company’s obligations under Section 3(a)(iv) of the Executive Transition Agreement. Any reimbursements that are required under this paragraph 3(b) will be made on a regular, periodic basis within thirty (30) days after such reimbursable amounts are incurred by Executive; provided, that, before such reimbursement, Executive has submitted or the Company possesses the applicable and appropriate evidence of such expense(s).
(c)Effective as of the close of business on the Release Effective Date: (i) the outstanding and unvested options to acquire Company common stock granted to Executive on January 31, 2013, which covers a total of 14,776 shares, will be deemed fully vested and exercisable; (ii) the option to acquire Company common stock granted to Executive on January 31, 2014, will be deemed fully vested and exercisable with respect to 52,768 shares of the 70,357 shares of Company common stock subject to such option, and will be cancelled and forfeited at the Effective Time with respect to the remaining 17,589 shares; (iii) the option to acquire Company common stock granted to Executive on February 6, 2015, will be deemed fully vested and exercisable with respect to 20,992 shares of the 41,984 shares of Company common stock subject to such option, and will be cancelled and forfeited at the Effective Time with respect to the remaining 20,992 shares; and (iv) the option to acquire Company common stock granted to Executive on February 5, 2016, will be deemed fully vested and exercisable with respect to 36,165 shares of the 144,663 shares of Company common stock subject to such option, and will be cancelled and forfeited at the Effective Time with respect to the remaining 108,498 shares. Each of Executive’s outstanding options to acquire shares of common stock that is vested and exercisable (including, for purposes of clarity, those deemed fully vested and exercisable on the Release Effective Date by reason of the immediately preceding sentence), may be exercised by Executive on or before the first (1st) anniversary of the Effective Date; provided, however, that in no event will any option be exercisable beyond the last day of the originally scheduled term of the option, as set forth in the applicable option award agreement. Any of the foregoing options that Executive fails to exercise on or before such option’s expiration date will expire and be forfeited at such time without consideration.
(d)Effective as of the close of business on the Release Effective Date, the time-based restricted stock units (“RSUs”) granted to Executive on January 31, 2014, will be deemed fully vested and any restrictions on such RSUs will fully lapse, and will be settled in accordance with the provisions of the Company’s 2006 Long-Term Incentive Plan and the RSU award agreement. All other RSUs and performance-based restricted stock units (“PSUs”) granted to Executive that are outstanding and unvested as of the Effective Date (excluding, for purposes of clarity, the RSUs deemed fully vested on the Release Effective Date by reason of the immediately preceding sentence) will be cancelled and forfeited without consideration at the Effective Time.
4.Payments upon Subsequent Change In Control. If, on or before the six (6) month anniversary of the Effective Date, there occurs a Change in Control (as defined in Section 2(f) of the Executive Transition Agreement) (a “Change in Control”) or a definitive agreement is entered into pursuant to which is consummated a Change in Control described in Section 2(f)(i) or (ii) of the Executive Transition Agreement, then, immediately prior to such Change in Control, the Company will: (a) reinstate and fully vest all RSUs and PSUs that were cancelled and forfeited pursuant to paragraph 3(d) hereof, and such vested RSUs and PSUs will be settled in accordance with the terms and conditions of the original award agreements evidencing such RSUs and PSUs and the terms of the Company’s 2006 or 2016 Long-Term Incentive Plan (as applicable); and (b) make a cash payment to Executive equal to the intrinsic value (based upon the then value per share of the Company’s common stock) of all stock options that were cancelled and forfeited pursuant to paragraph 3(c). Notwithstanding the immediately preceding sentence, if any payments that Executive is entitled to receive pursuant to this paragraph 4 would be subject to excise tax under Section 4999 of the Code (as defined below), then such payments will be reduced by the minimum amount necessary to ensure that Executive will not be subject to such excise tax. The payments provided for in this paragraph 4 are in full satisfaction of the Company’s obligations under Sections 5 and 6 of the Executive Transition Agreement.
5.Accrued Benefits. Executive will be entitled to receive (a) his full earned but unpaid base salary accrued through the Effective Date and (b) any accrued and vested amounts payable to Executive under the Company’s 401(k) plan and other retirement, deferred compensation and benefits plans in accordance with the terms of such plans and applicable law, in each event subject to applicable withholdings and deductions. The other amounts provided in this paragraph 5 will be paid by the Company in the ordinary course consistent with past practice and, if applicable, in accordance with the terms of the Company’s plans and policies. The amounts provided for in this paragraph 5 are in full satisfaction of the Company’s obligations under Section 3(a)(i) of the Executive Transition Agreement.
6.Indemnification; D&O Insurance. The Company agrees that if Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other (“Proceeding”) by reason of the fact that he is or was a director, officer, executive, agent, manager, consultant or representative of the Company or is or was serving at the request of the Company or in connection with his duties as a director, officer, member, executive, agent, manager, consultant, trustee or representative of a subsidiary or affiliate of the Company, or if any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information (“Request”) is made, or threatened to be made, that arises out of or relates to Executive’s employment with or service to the Company, then the Executive will promptly be indemnified and held harmless by the Company, to the fullest extent legally permitted and authorized by the Company’s certificate of incorporation and by-laws, against any and all costs, claims, causes of action expenses, liabilities and losses incurred or suffered by Executive in connection with a Proceeding or Request, and such indemnification will continue as to Executive even if he has ceased to be a director, member, executive, employee, officer, agent, manager, consultant, trustee or representative of the Company or other person and will inure to the benefit of Executive’s heirs, executors and administrators. The Company will advance to Executive all reasonable costs and expenses incurred by him in connection with any Proceeding or Request within fifteen (15) days after receiving written notice from Executive requesting an advance. Executive’s notice will include, to the extent required by applicable law, an undertaking by Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses.
7.Outplacement Services. Executive will be eligible to receive independent outplacement services through a reputable vendor selected by the Company and with an aggregate cost not to exceed $15,000. Executive must coordinate with the Company and the vendor to receive these services no later than twelve (12) months following the Separation Date. Any such services will either be charged to the Company’s account, or paid for by the Company on behalf of Executive and not paid directly to Executive. Any services exceeding the stated amount will be the sole responsibility of Executive.
8.No Other Payments or Benefits. Executive acknowledges and agrees that, other than the payments and benefits expressly set forth in this Agreement: (a) Executive has received all compensation to which he is entitled from the Company, and Executive is not entitled to any other payments or benefits from the Company; and (b) after the Effective Date, Executive will not receive any base salary, annual bonus, other cash compensation, long term incentive award, options, restricted stock, restricted stock units or other equity awards, expense reimbursement, welfare, retirement, perquisite, fringe benefit, or other benefit plan coverage or coverage under any other practice, policy or program as may be in effect from time to time, applying to senior officers or other employees of the Company.
9.Continuing Obligations. Executive hereby acknowledges and affirms his continuing obligations under the Loyalty and Confidentiality Agreement between the Company and Executive dated September 10, 2013 (the “Loyalty and Confidentiality Agreement”).

10.Nondisparagement. Executive hereby agrees that he will not disparage the Company or any of its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries or affiliates. Nothing in this paragraph 10 will prohibit Executive from (a) providing truthful information in response to a subpoena or other legal process, (b) from truthfully responding to any background or reference check by a prospective employer at Executive’s authorization, or (b) cooperating with government agencies or responding to an internal investigation or regulatory investigation.
11.Company Property. On or prior to the Effective Date, Executive will return to the Company all Company property in his possession or use, including, without limitation, all automobiles, fax machines, printers, credit cards, building-access cards and keys, computers, cell phones, other electronic equipment, and any records, documents, software, e-mails or other data from his personal computers or cell phones which are not themselves Company property, however stored, relating to or containing Confidential Information (as defined in the Loyalty and Confidentiality Agreement).
12.Failure of Consideration. Executive acknowledges and agrees that his obligations under paragraphs 9 and 10 are material inducements for, and a substantial portion of, the consideration for the Company agreeing to pay and provide Executive with the benefits described in paragraphs 3 and 4. Executive further acknowledges and agrees that the Company would be irreparably injured by a violation by Executive of paragraphs 9 and/or 10, and that in the event of any breach or threatened breach by Executive of paragraphs 9 and/or 10, (a) Executive will not be entitled to receive the benefits described in paragraphs 3 and 4, and (b) if, and to the extent, such breach or threatened breach occurs after Executive has received all or any portion of the benefits described in paragraphs 3 and 4, Executive agrees that the Company will be entitled to enjoin any such breach or threshold breach and Executive agrees to immediately return such benefits to the Company, not as a penalty or forfeiture, and the Company will, in addition to any other legal and equitable remedies available to it, be entitled to recover such benefits from Executive not as a penalty or forfeiture, plus attorneys’ fees and other costs incurred by the Company in obtaining such relief.
13.Cooperation. Executive agrees that he will reasonably cooperate with the Company, its subsidiaries and affiliates, at any level, and any of their officers, directors, shareholders, or employees at such times, manner and places as reasonably and mutually acceptable (except that Executive agrees to appear at such times, manner and places as may be directed by a court or pursuant to a court order): (a) concerning requests for information about the business of the Company or its subsidiaries or affiliates or Executive’s involvement and participation therein; (b) in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company; and (c) in connection with any formal or informal legal matters in which Executive is named as a party or of which Executive has specific and relevant knowledge or documents, including (without limitation) any matters in which Executive is currently involved. Executive’s cooperation will include, but not be limited to (taking into account Executive’s personal and professional obligations, including those to any new employer or entity to which Executive provides services), being available to meet and speak with officers or employees of the Company and/or the Company’s counsel at reasonable times and locations; executing accurate and truthful documents; preparation for, reasonable assistance with, or participation in any legally required process after the Effective Date; testifying or otherwise appearing at depositions, arbitrations or court hearings; preparation for the above-described or similar activities; and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing. Executive understands that he will receive no additional compensation in connection with his preparation for, reasonable assistance with or participation in any legally required process after the Effective Date (including, without limitation, responding to any discovery request, deposition notice or subpoena for testimony). In all cases, however, Executive will be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses which Executive may incur at the specific request of the Company incurred in connection with his assistance and as approved by the Company in advance and in accordance with its policies and procedures established from time to time.
If Executive is contacted by any party, potential party, attorney or other individual or entity in regard to any dispute, potential dispute, litigation or potential litigation matter relating to or involving the Company, its subsidiaries and affiliates, or any of their officers, directors, shareholders, or employees, Executive will first contact the Company before communicating with such person or persons, and will allow legal counsel of the Company’s choosing to participate in any such communication. If Executive receives notice that he is required to provide testimony or information in any context about the Company, any of its customers, or your employment with the Company to any third party, Executive agrees to promptly inform Dawn M. Wolverton (dwolverton@racenter.com) (or her designee/successor) in writing, and to reasonably cooperate with the Company and its attorneys in responding to (if necessary) such legal process.
If Executive is required to give testimony in any legal proceeding involving or relating to the Company, any of its customers, or his employment with the Company, and Executive and the Company are not adverse or reasonably likely to become adverse in such legal proceeding, the Company will, at its sole cost and expense, make available to Executive outside counsel of the Company’s choosing.
Nothing in this paragraph 13 prohibits or restrict Executive at any time from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, or any self-regulatory organization; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal or state law relating to fraud, or any rule or regulation of the Securities and Exchange Commission.
14.Taxes. The parties hereto acknowledge and agree that the form and timing of the Cash Severance and the other payments and benefits to be provided pursuant to this Agreement are intended to comply with one or more exceptions to the requirements of Section 409A of the Internal Revenue Code of 1986 (as amended, the “Code”) and applicable Treasury Regulations thereunder (“Section 409A”), including the requirement for a six-month suspension on payments to “specified employees” as defined in Section 409A that are not otherwise permitted to be paid within the six-month suspension period. The parties hereto further acknowledge and agree that, for purposes of Section 409A, Executive does not have discretion with respect to the timing of the payment of any amounts provided under this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company, its affiliates, subsidiaries, successors, and each of their respective officers, directors, employees and representatives, neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any payment or benefits contemplated by this Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws.
15.Family Protection. In the event of Executive’s death prior to payment of all amounts payable under this Agreement, any unpaid amounts that would have otherwise been payable had Executive’s survived will be paid to his spouse, if then living, otherwise to Executive’s estate.
16.Enforcement. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision will have no effect; however, the remaining provisions will be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision will be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable. In addition, Executive agrees that any breach or threatened breach of paragraph 9 or 10 of this Agreement will entitle the Company to obtain from any court of competent jurisdiction, in addition to any other remedies, a restraining order, injunction or other equitable relief without the necessity of a hearing or posting a bond.
17.No Admission. This Agreement is not intended, and will not be construed, as an admission that either Executive or any of the Company, its subsidiaries and affiliates, and their respective past and present directors and officers, have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.
18.Tax Withholding. All payments, benefits and other amounts made or provided pursuant to this Agreement will be subject to withholding of applicable federal, state and local taxes.
19.Successors. This Agreement is binding upon, and will inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

20.Choice of Law. This Agreement will be construed and enforced in accordance with the laws of the State of Texas without regard to the principles of conflicts of law.
21.Entire Agreement. Executive acknowledges that this Agreement constitutes the complete understanding between the Company and Executive regarding its subject matter and supersedes any and all prior written, and prior or contemporaneous oral, agreements, understandings, and discussions, whether written or oral, between Executive and the Company, including the Executive Transition Agreement; provided, however, that notwithstanding the foregoing, the Loyalty and Confidentiality Agreement will remain in full force and effect in accordance with its terms. No other promises or agreements will be binding on the Company unless in writing and signed by both the Company and Executive after the date of this Agreement.
22.Headings. The headings used herein are for the convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions of this Agreement. +
23.Counterparts. This Agreement may be executed in one or more counterparts, including emailed or telecopied facsimiles, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

In Witness Whereof, the parties have executed this Agreement as of the date set forth below.

EXECUTIVE

/s/ Robert D. Davis
Robert D. Davis

Date:	January 10, 2017

RENT-A-CENTER, INC.

By:	/s/ Mark E. Speese
Mark E. Speese, Chairman, Board of Directors

Date:	January 10, 2017

EXHIBIT A
WAIVER AND RELEASE OF CLAIMS
In exchange for the consideration described in paragraphs 3 and 4 of the Separation Agreement and Release of Claims (the “Separation Agreement”) by and between Rent-A-Center, Inc. (the “Company”) and Robert D. Davis (“Executive”) (together, the “Parties”), Executive hereby agrees as follows:

1.	Executive’s Release.
(a)Executive hereby forever releases and discharges the Company and its parents, affiliates, successors, and assigns, as well as each of their respective past, present, and future officers, directors, employees, agents, attorneys, and shareholders (collectively, the “Company Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, suspected or unsuspected, that Executive had, now has, or may hereafter claim to have against the Company Released Parties arising out of or relating in any way to Executive’s employment with, or separation from, the Company, from the beginning of time to the date Executive signs this Waiver and Release of Claims (the “Executive’s Release”).
(b)Executive’s Release specifically extends to, without limitation, any and all claims or causes of action for wrongful termination, breach of an express or implied contract, including, without limitation, the Executive Transition Agreement, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, employment discrimination, including harassment, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and any claims under any applicable state, federal, or local statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act of 1990, as amended (the “ADA”), the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), as amended, the Older Workers Benefit Protection Act, as amended, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), Section 806 of the Sarbanes-Oxley Act, the Family and Medical Leave Act, as amended, and the Texas Labor Code, the Texas Payday Law, and the Texas Commission on Human Rights Act, or any other federal or state laws relating to employment or employment discrimination, and any claims for attorneys’ fees and costs; provided, however, that Executive’s Release does not waive, release or otherwise discharge (i) any claim or cause of action that cannot legally be waived by private agreement between Executive and the Company, including, but not limited to, any claim for unpaid wages, workers’ compensation benefits or unemployment benefits; (ii) any rights to indemnification Executive may have under paragraph 6 of the Separation Agreement; (iii) any vested benefits provided under the terms of any employee benefit plan applicable to Executive; (iv) any claim or cause of action to enforce any of Executive’s rights under the Separation Agreement; or (v) any claim or cause of action based on Executive’s rights as a shareholder of the Company.
(c)This release extends to any claims that may be brought on Executive’s behalf by any person or agency, as well as any class or representative action under which Executive may have any rights or benefits; Executive agrees not to accept any recovery or benefits under any such claim or action, and Executive assigns any such recovery or benefits to the Company. For the purpose of implementing a full and complete release, Executive understands and agrees that this Waiver and Release of Claims is intended to include all claims, if any, which Executive may have and which Executive does not now know or suspect to exist in his favor against the Company Released Parties and this Waiver and Release of Claims extinguishes those claims.
(d)Executive’s Release will not prohibit or restrict Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, that Executive acknowledges and agrees that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) hereby are barred.

Exhibit A - 1

(e)Executive’s Release will not prohibit or restrict Executive at any time from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, or any self-regulatory organization; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal or state law relating to fraud, or any rule or regulation of the Securities and Exchange Commission.
2.ADEA Waiver and Release. Executive understands and agrees that he is waiving his rights under the ADEA and thus:
(a)Executive has been informed and understands and agrees that he has the period of at least twenty-one (21) calendar days after receipt of this Waiver and Release of Claims to consider whether to sign it.
(b)Executive has been informed and understands and agrees that he may revoke this Waiver and Release of Claims at any time during the seven (7) calendar days after it is signed and returned to the Company, in which case none of the provisions of this Waiver and Release of Claims will have any effect. Executive acknowledges and agrees that if he wishes to revoke this Waiver and Release of Claims, he must do so in writing, and that such revocation must be signed by Executive and received by the General Counsel of the Company no later than the seventh (7th) day after Executive has signed the Waiver and Release of Claims. Executive acknowledges and agrees that, in the event Executive revokes the Waiver and Release of Claims, he will have no right to receive any of the consideration described in paragraphs 3 and 4 of the Separation Agreement.
(c)Executive agrees that prior to signing this Waiver and Release of Claims, he read and understood each and every provision of the document.
(d)Executive understands and agrees that he has been advised in this writing to consult with an attorney of his choice concerning the legal consequences of this Waiver and Release of Claims and the Separation Agreement and Executive hereby acknowledges that prior to signing this Waiver and Release of Claims he had the opportunity to consult, and did consult, with an attorney of his choosing regarding the effect of each and every provision of both this Waiver and Release of Claims and the Separation Agreement.
(e)Executive acknowledges and agrees that he knowingly and voluntarily entered into this Waiver and Release of Claims and the Separation Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Waiver and Release of Claims or the Separation Agreement.
(f)Executive understands that he is not waiving, releasing or otherwise discharging any claims under the ADEA that may arise after the date he signs this Waiver and Release of Claims.
3.Effective Date. For purposes of this Waiver and Release of Claims, the “Release Effective Date” will be the eighth (8th) calendar day following the date that Executive signs and returns this Waiver and Release of Claims to the Company; provided, that, Executive does not revoke or attempt to revoke his acceptance prior to such date. Executive understands and agrees that, in order to receive the consideration provided under paragraphs 3 and 4 of the Separation Agreement, he must execute this Waiver and Release of Claims no later than twenty-one (21) days following the Effective Date (as defined in the Separation Agreement) and will not have revoked or attempted to revoke such acceptance prior to the Release Effective Date.
4.Miscellaneous. Executive represents and warrants that he has the full legal capacity, power and authority to execute and deliver this Waiver and Release of Claims and to perform his obligations hereunder. This Waiver and Release of Claims is binding upon and will inure to the benefit of the Parties hereto as well as the Company Released Parties. Delivery of an executed copy of this Waiver and Release of Claims by facsimile or electronic mail in portable document format (.pdf) has the same effect as delivery of an executed original copy of this Waiver and Release of Claims.

Exhibit A - 2

IN WITNESS WHEREOF, Executive has executed this Release as of the date set forth below.

/s/ Robert D. Davis
Robert D. Davis

Date:	January 10, 2017

Exhibit A - 3